Exhibit 99.1

Press Contacts: Trinseo Donna St. Germain Tel: +1 610-240-3307 Email: stgermain@trinseo.com	Investor Contact: Trinseo David Stasse Tel: +1 610-240-3207 Email: dstasse@trinseo.com

FOR IMMEDIATE RELEASE

Trinseo to Acquire API Applicazioni Plastiche Industriali S.p.A.

Soft-touch polymers will broaden product portfolio and drive growth in Performance Plastics

BERWYN, Pa. and MUSSOLENTE, Italy — June 15, 2017 — Trinseo (NYSE: TSE), a global materials solutions provider and manufacturer of plastics, latex binders and synthetic rubber, and API Applicazioni Plastiche Industriali S.p.A. have signed a definitive agreement for Trinseo to acquire API.

The transaction is expected to close in the third quarter of 2017, following customary closing conditions. Trinseo is funding the purchase of API’s shares through its existing cash on hand.

“Trinseo’s first acquisition is directly aligned with the company strategy to grow the Performance Materials businesses and will benefit customers across a breadth of market applications and geographies,” said Chris Pappas, President and CEO of Trinseo. “API is a sophisticated polymer solutions provider with a strong position in soft-touch polymers — which complement Trinseo’s strengths in rigid polymers. By leveraging API’s advanced manufacturing operations, excellent management, deep technical expertise, and strong customer relationships, we will further strengthen our Performance Plastics businesses to create growth synergies with customers in all global regions.”

The transaction includes API’s manufacturing and research facility at Mussolente, Italy, and all of API’s business, employees and assets. The API management team and employees will join Trinseo’s Performance Plastics business. The Brunetti family will support and facilitate a smooth transition of API to Trinseo.

“After 60 years of successful history, API today celebrates an important milestone,” said Lorenzo Brunetti, Vice President, son of Sergio Brunetti, the founder of API.  “We see this transaction with Trinseo as the natural evolution of our long-standing experience, reputation, and flexibility in thermoplastic elastomers (TPEs), now combining with the energy, stability and global presence of Trinseo.  The excellent combination of the product portfolios will boost our customers’ achievements and success through highly specialized solution offerings. The Brunetti family sees this operation as a fantastic example of how the cooperation between a forward-thinking player like Trinseo and an Italian enterprise can lead to absolute excellence and leadership on the global market.  We see a bright and successful future for the people we care for the most: our dedicated and talented employees.”

Complementary Products, Cross-selling Opportunities

Customers of API and Trinseo can expect the combined Performance Plastics business to serve their applications needs with a broader product offering of soft-touch and rigid polymers, as well as new technology from API and the addition of strong talent with deep application knowledge.

“API’s products are distinct from Trinseo’s and are complementary,” said Hayati Yarkadas, Senior Vice President and Business President, Performance Materials. “Trinseo’s rigid plastics have a very strong position in Automotive, Medical and Consumer markets. API’s TPE products are often used together with rigid plastics in similar applications, so the combination of Trinseo and API will benefit customers. The potential for the combined product offering, as well Trinseo’s global presence to bring API products into new geographies, means that this powerhouse portfolio of Performance Plastics will be an engine for growth in Trinseo.”

•                  API Products:  soft-touch polymers including TPEs, Thermoplastic Polyurethanes (TPUs), EVA-based Compounds, and Two-Components PU, as well as a portfolio of bioplastics

•                  API Key Market Applications:  Automotive, Footwear, Appliances, Furniture, Sporting Goods, Apparel, Consumer Goods, Packaging, Construction, and Medical

•                  Trinseo Products:  ABS, Polycarbonate, Polypropylene, Polystyrene, SAN, polymer compounds, Synthetic Rubber (S-SBR, E-SBR, Li-BR, Ni-BR, Nd-BR), Latex Binders

•                  Trinseo Key Market Applications:  Automotive, Consumer Electronics, Lighting, Appliances, Packaging, Medical Devices, Tires, Consumer Goods, and Construction

Bringing together the unique strengths of Trinseo and API, the combined Performance Plastics businesses will be well positioned to grow and capture new business opportunities on a global scale. With a broader portfolio of both rigid polymers and soft-touch polymers, the combined business will be ready to meet an even broader array of application needs. Customers also will benefit from new technology and the addition of strong talent from API with their deep application knowledge.

“This is the major step I was looking for since when, nearly ten years ago, we started to prepare API for a new strategy of profitable growth on the international stage,” said Sandro Gusi, General Manager of API.  “Our company has an incredibly deep product knowledge and experience, but still our real potential is yet to be exploited.  I see a perfect fit with Trinseo as the true key to fully release our resources, with great benefits for both our precious API people, as well as our extremely valuable customers. I’m personally very excited and totally engaged in shaping this new future together.”

About API

API is an Italian company specialized in the production of thermoplastic elastomeric compounds and bioplastics. Founded in 1956, API has developed a deep and proven experience based on continuous research into innovative, customized compounds for a wide range of applications. For more information visit www.APIplastic.com

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 15 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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